CHRYSLER GROUP REPORTS THIRD-QUARTER 2014 NET INCOME OF $611 MILLION, UP 32 PERCENT FROM A YEAR AGO
MODIFIED OPERATING PROFIT WAS $946 MILLION, UP 10 PERCENT FROM THE PRIOR YEAR
FREE CASH FLOW WAS $412 MILLION

•	Chrysler Group reported net income of $611 million in the third quarter, up 32 percent from a year ago

•	Net revenue for the third quarter was $20.7 billion, up 18 percent from a year ago

•	Modified Operating Profit(b) grew 10 percent to $946 million for the quarter, from $862 million a year earlier

•	Free Cash Flow(e) for the quarter was positive $412 million, up from negative $343 million a year ago

•	Cash(d) at Sept. 30, 2014, was $13.6 billion

•	Net Industrial Cash(f) at the end of the quarter was $680 million, up from Net Industrial Cash of $331 million at June 30, 2014, and Net Industrial Debt(f) of $888 million at Sept. 30, 2013

•	Worldwide vehicle shipments were 700,000 for the quarter, up 18 percent from 593,000 a year ago

•	Worldwide vehicle sales for the quarter were 711,000, up 18 percent from 603,000 a year ago

•	U.S. market share was 12.3 percent for the quarter, up from 11.2 percent a year ago; market share in Canada was 14.9 percent for the quarter, up from 14.3 percent a year ago

•	Full-year 2014 guidance is confirmed
AUBURN HILLS, Mich., Nov. 5, 2014 - Chrysler Group LLC today reported preliminary financial results for the third quarter and the first nine months of 2014, including net income of $611 million for the quarter, up 32 percent from $464 million in the same quarter a year ago.
Adjusted Net Income(a) for the first nine months of 2014 was $1.7 billion, up from $1.2 billion in the first nine months of 2013. The Adjusted Net Income of $1.7 billion excludes the unfavorable effects of infrequent items recorded in the first quarter of 2014, related to the Company’s prepayment of a note held by the UAW Retiree Medical Benefits Trust (VEBA Trust Note) and a charge for commitments associated with the January memorandum of understanding signed with the UAW. Including the infrequent items, net income for the first nine months of 2014 was $540 million.
Net revenue for the third quarter was $20.7 billion, up 18 percent from $17.6 billion a year ago. Net revenue for the first nine months of the year was $60.1 billion, up from $50.9 billion a year ago. The increase in third-quarter year-over-year revenues was driven by higher shipments, in particular from the all-new Jeep Cherokee and all-new Chrysler 200.
Modified Operating Profit was $946 million in the third quarter, or 4.6 percent of net revenue, up 10 percent from $862 million in the prior-year period. The increase was mainly the result of higher shipment volumes, improved net pricing and purchasing efficiencies, partially offset by higher industrial costs due to vehicle content enhancements and higher warranty costs, principally due to recall campaigns. Modified Operating Profit for the first nine months of 2014 was $2.5 billion, or 4.2 percent of net revenue, up from $2.1 billion in the first nine months of 2013.

CHRYSLER GROUP LLC ($Mils)	Q3 2014	Q3 2013	Q3 2014 B/(W) Q3 2013	YTD 2014	YTD 2013	YTD 2014 B/(W) YTD 2013
Net Revenue	20,660	17,564	3,096	60,104	50,943	9,161
Modified Operating Profit	946	862	84	2,517	2,105	412
Modified EBITDA	1,666	1,573	93	4,645	4,106	539
Net Income (Loss)	611	464	147	540	1,137	(597)
Add: Loss on Extinguishment of Debt	—	—	—	504	23	481
Charge for MOU with the UAW	—	—	—	672	—	672
Adjusted Net Income	611	464	147	1,716	1,160	556
Cash (end of period)	13,577	11,491	2,086

Note - Refer to the Non-U.S. GAAP Financial Measures and Other Items section of this release for information regarding non-GAAP financial measures

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Modified EBITDA(c) was $1.7 billion for the quarter, or 8.1 percent of net revenue, up 6 percent from $1.6 billion a year earlier. Modified EBITDA for the first nine months of 2014 was $4.6 billion, up from $4.1 billion in the prior year.
Cash at Sept. 30, 2014, was $13.6 billion, up from $13.3 billion at June 30, 2014, and $11.5 billion at Sept. 30, 2013. Total available liquidity at Sept. 30, 2014, was $14.9 billion, including $1.3 billion available under an undrawn committed revolving credit facility. Free Cash Flow for the third quarter and first nine months of 2014 was $412 million and $2.3 billion, respectively.
Financial liabilities at Sept. 30, 2014, totaled $12.9 billion compared with $13 billion at June 30, 2014, and $12.4 billion at Sept. 30, 2013. The increase from a year ago was primarily due to the refinancing of the VEBA Trust Note in the first quarter of 2014. Net Industrial Cash was $680 million at the end of the third quarter, up from Net Industrial Cash of $331 million at June 30, 2014, and Net Industrial Debt of $888 million at Sept. 30, 2013. Interest expense for the quarter was $209 million, compared with $256 million in the prior-year period. Interest expense for the first nine months of the year was $643 million, compared with $784 million in the first nine months of 2013.
Worldwide vehicle shipments were 700,000 for the quarter, including 11,000 contract manufactured vehicles, an increase of 18 percent from a year earlier, when the Company shipped 593,000 vehicles, including 19,000 contract manufactured vehicles. For the first nine months of 2014, worldwide shipments were 2.1 million, up 15 percent versus the first nine months of 2013.
Worldwide vehicle sales were 711,000 for the third quarter, up 18 percent from 603,000 sold in the third quarter of 2013, driven largely by a 20 percent increase in the Company’s U.S. retail sales. Worldwide vehicle sales were 2.1 million for the first nine months of the year, up 14 percent from 1.8 million in the prior year. U.S. fleet sales as a percentage of total U.S. sales were 18 percent in the third quarter this year, consistent with the prior year.
Chrysler Group’s U.S. market share was 12.3 percent for the quarter, up from 11.2 percent a year ago; market share in Canada was 14.9 percent, up from 14.3 percent in the year-ago period.
U.S. dealers’ days’ supply of inventory at the end of September 2014 was 71 days, compared with 72 days at the end of June 2014, and 62 days at the end of September 2013.
Vehicle sales outside North America increased 11 percent from the third quarter of 2013, to 91,000, including 12,000 vehicles manufactured by Chrysler Group and sold as Fiat and Lancia branded models outside North America.

Full-Year 2014 Guidance
The targets for the full year 2014 are confirmed as follows:

•	Worldwide vehicle shipments of ~2.9 million

•	Net revenue of >$80 billion

•	Modified Operating Profit of $3.7-$4.0 billion

•	Adjusted Net Income of $2.3-$2.5 billion

•	Free Cash Flow of $0.5-$1.0 billion

Product News

•
The 2014 Texas Auto Writers Association awarded the 2015 Jeep Grand Cherokee “SUV of Texas” and “Mid-size SUV of Texas”; 2015 Jeep Grand Cherokee Summit “Luxury Mid-size SUV of Texas”; 2015 Jeep Cherokee “Compact SUV of Texas”; 2015 Jeep Wrangler “Off-road Utility Vehicle of Texas”; 2015 Ram 2500 Heavy Duty “Heavy Duty Truck of Texas”; 2015 Ram Power Wagon “Off-road Truck of Texas”; 3.0-liter EcoDiesel (in the Jeep Grand Cherokee and Ram 1500) “Best Powertrain”; and Chrysler Group UConnect (Jeep, Ram, Dodge) “Best Connectivity”

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•
The Insurance Institute for Highway Safety named the all-new 2015 Chrysler 200 mid-size sedan a "2014 Top Safety Pick+," its highest rating, when equipped with front crash prevention; the 2015 Chrysler 200 also earned the highest possible score, a "Five-Star Overall Safety Rating," from the U.S. National Highway Traffic Safety Administration

•
The 2015 Jeep Grand Cherokee and Dodge Durango are "Must-Shop SUVs for Towing" according to AutoTrader.com, which recognizes SUVs that offer the perfect combination of towing ability and interior luxury

Additional Information
Chrysler Group’s preliminary third-quarter 2014 financial results will be presented during an analyst and investor conference call at 11:30a.m. Eastern Standard Time on Nov. 5, 2014, on a stand-alone basis prepared in accordance with U.S. GAAP, and will be available at www.chryslergroupllc.com. A recording of the call will be posted on the same Chrysler Group website approximately 90 minutes after the conclusion of the call. Chrysler Group’s parent, Fiat Chrysler Automobiles N.V. (FCA), presented its preliminary third-quarter 2014 financial results on Oct. 29, 2014. FCA included certain preliminary Chrysler Group financial results prepared in accordance with IFRS in its earnings release on a consolidated basis, which is available on the Investor Relations tab of the FCA website,
http://www.fcagroup.com/en-US/investor_relations/regulatory_filings_press_releases/price_sensitive/Pages/default.aspx
Chrysler Group intends to publish financial statements for the quarter ended Sept. 30, 2014, prepared in accordance with U.S. GAAP, in November 2014, when it files its Quarterly Report on Form 10-Q with the U.S. Securities and Exchange Commission (SEC).

Non-U.S. GAAP Financial Measures and Other Items

(a)
Adjusted Net Income is defined as net income (loss) excluding the impact of items that we consider infrequent items. The reconciliation of net income to Adjusted Net Income, Modified Operating Profit (defined below) and Modified EBITDA (defined below) for the three and nine months ended Sept. 30, 2014, and Sept. 30, 2013, is detailed in Table 1 of the attachment to this press release.

(b)
Modified Operating Profit is computed starting with net income (loss), and then adjusting the amount to (i) add back income tax expense and exclude income tax benefits, (ii) add back net interest expense, (iii) add back (exclude) all pension, other postretirement benefit (OPEB) and other employee benefit costs (gains) other than service costs, (iv) add back restructuring expense and exclude restructuring income, (v) add back other financial expense, (vi) add back losses and exclude gains due to cumulative change in accounting principles and (vii) add back certain other costs, charges and expenses, which include the impact of infrequent items factored into the calculation of Adjusted Net Income (Loss). The reconciliation of net income to Adjusted Net Income, Modified Operating Profit and Modified EBITDA (defined below) for the three and nine months ended Sept. 30, 2014, and Sept. 30, 2013, is detailed in Table 1 of the attachment to this press release.

(c)
Modified EBITDA is computed starting with net income (loss) adjusted to Modified Operating Profit (Loss) as described above, and then adding back depreciation and amortization expense (excluding depreciation and amortization expense for vehicles held for lease). The reconciliation of net income to Adjusted Net Income, Modified Operating Profit and Modified EBITDA for the three and nine months ended Sept. 30, 2014, and Sept. 30, 2013, is detailed in Table 1 of the attachment to this press release.

(d)	Cash is defined as cash and cash equivalents.

(e)
Free Cash Flow is defined as cash flows from operating and investing activities, excluding any debt-related investing activities. A reconciliation of net cash provided by (used in) operating and investing activities to Free Cash Flow for the three and nine months ended Sept. 30, 2014, and Sept. 30, 2013, is detailed in Table 2 of the attachment to this press release.

(f)
Net Industrial Cash (Debt) is defined as Cash less financial liabilities. A reconciliation of Cash to Net Industrial Cash (Debt) at Sept. 30, 2014, June 30, 2014, and Sept. 30, 2013, is detailed in Table 3 of the attachment to this press release.

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Forward-Looking Statements
This document contains forward-looking statements that reflect management's current views with respect to future events. The words “anticipate,” “assume,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,” “should” and similar expressions identify forward-looking statements. Such statements are subject to risks and uncertainties, including, but not limited to: successful vehicle launches; industry SAAR levels; economic conditions, especially in North America, including unemployment levels and the availability of affordably priced financing for our dealers and consumers; introduction of competing products and competitive pressures which may limit our ability to reduce sales incentives; supply disruptions resulting from natural disasters and other events impacting our supply chain; changes in laws, regulations and government policies; and our dependence on our parent, FCA. In addition, any forward-looking statements are based on the assumption that the Company maintains its status as a partnership for U.S. federal and state income tax purposes and do not consider the impact of a potential conversion into a corporate tax paying entity. If any of these or other risks and uncertainties occur, or if the assumptions underlying any of these statements prove incorrect, then actual results may be materially different from those expressed or implied by such statements. We do not intend or assume any obligation to update any forward-looking statement, which speaks only as of the date on which it is made. Further details of potential risks that may affect Chrysler Group are described in Chrysler Group LLC’s periodic reports filed with the SEC.

About Chrysler Group LLC
Chrysler Group LLC, a wholly owned subsidiary of Fiat Chrysler Automobiles N.V. (FCA), designs, engineers, manufactures, distributes and sells vehicles under the Chrysler, Jeep, Dodge, Ram and Fiat brands, and the SRT performance vehicle designation. The Company also distributes the Alfa Romeo 4C model and Mopar products. With the resources, technology and worldwide distribution network required to compete on a global scale, FCA builds on Chrysler Group's culture of innovation, first established by Walter P. Chrysler in 1925, and Fiat's complementary technology that dates back to its founding in 1899.
FCA, the seventh-largest automaker in the world based on total vehicle sales in 2013, is an international automotive group engaged in designing, engineering, manufacturing, distributing and selling vehicles and components and production systems. FCA is listed on the New York Stock Exchange under the symbol "FCAU" and on the Mercato Telematico Azionario under the symbol "FCA."

Contacts
Media Inquiries
Gualberto Ranieri        Shawn Morgan
248.512.2226            248.512.2692

Investor Relations
Joe Veltri            Tim Krause            Alois Monger
248.576.9257            248.512.2923            248.512.1549

# # #

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Attachment
These financial results are presented on a preliminary basis and will be superseded by the financial results included in Chrysler Group’s Quarterly Report on Form 10-Q for the quarter ended Sept. 30, 2014, to be filed with the SEC.

Table 1: Reconciliation of Net Income (Loss) to Adjusted Net Income, Modified Operating Profit and Modified EBITDA

CHRYSLER GROUP LLC ($Mils)	Q3 2014	Q3 2013	Q3 2014 B/(W) Q3 2013	YTD 2014	YTD 2013	YTD 2014 B/(W) YTD 2013
Net Income (Loss)	611	464	147	540	1,137	(597)
Add:
Loss on Extinguishment of Debt	—	—	—	504	23	481
Charge for MOU with the UAW	—	—	—	672	—	672
Adjusted Net Income	611	464	147	1,716	1,160	556
Add (Deduct):
Income Tax Expense	162	146	16	213	215	(2)
Net Interest Expense	192	247	(55)	597	755	(158)
Other Employee Benefit (Gains) Losses \1	(20)	3	(23)	(18)	(27)	9
Restructuring Expense, Net & Other	1	2	(1)	9	2	7
Modified Operating Profit	946	862	84	2,517	2,105	412
Add:
Depreciation and Amortization Expense \2	720	711	9	2,128	2,001	127
Modified EBITDA	1,666	1,573	93	4,645	4,106	539

\1 Includes interest cost, expected return on plan assets and amortization of unrecognized losses
\2 Excludes depreciation and amortization expense for vehicles held for lease

Table 2: Reconciliation of Net Cash Provided By (Used In) Operating and Investing Activities to Free Cash Flow

CHRYSLER GROUP LLC ($Mils)	Q3 2014	Q3 2013	Q3 2014 B/(W) Q3 2013	YTD 2014	YTD 2013	YTD 2014 B/(W) YTD 2013
Net Cash Provided By Operating Activities	1,292	423	869	4,842	2,610	2,232
Net Cash Used In Investing Activities	(880)	(766)	(114)	(2,542)	(2,413)	(129)
Free Cash Flow	412	(343)	755	2,300	197	2,103

Table 3: Reconciliation of Cash to Net Industrial Cash (Debt)

CHRYSLER GROUP LLC ($Mils)	Sep 30, 2014	Jun 30, 2014	Sep 30, 2013
Cash	13,577	13,310	11,491
Less: Financial Liabilities	(12,897)	(12,979)	(12,379)
Net Industrial Cash (Debt)	680	331	(888)

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